ARTICLES OF AMENDMENT 11-16-88 10:57a

MUNICIPAL HIGH INCOME FUND INC., a Maryland corporation (the "Corporation"), its principal office in the State of Maryland being c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by striking out Section (1) of Article VI of the Articles of Incorporation and inserting in lieu thereof the following:

(1) The number of directors constituting the Board of Directors shall be one (1). This number may be changed pursuant to the By-laws of the Corporation, but shall at no time be less than the minimum number required under the Maryland General Corporation Law nor more than nine (9). The name of the initial director who shall act until the first annual meeting of shareholders held after the initial public offering of the shares of the Corporation (the "Initial Annual Meeting") or until his successor is duly chosen and qualified is: Thomas A. Belshé,

SECOND: The charter of the Corporation is hereby amended by striking out Section (2) of Article VIII of the Articles of Incorporation and inserting in lieu thereof the following:

(2) In addition to the voting requirements imposed by law or by any other provision of these Articles of Incorporation, the provisions set forth in

1988 NOV 16 A 10:57

this Article VIII, the provisions of Sections (2) and (3) of Article VI and the provision of these Articles of Incorporation setting the maximum number of directors at nine (9), may not be amended, altered or repealed in any respect, nor may any provision inconsistent with this Article VIII, the provisions of Sections (2) and (3) of Article VI or the provision setting the maximum number of directors at nine (9), be adopted, unless such action is approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Corporation entitled to vote thereon.

THIRD: The charter of the Corporation is hereby amended by striking out Section (2) of Article VII of the Articles of Incorporation and inserting in lieu thereof the following:

(2) The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Board of Directors may by By-Law, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

FOURTH: A majority of the entire Board of Directors of the Corporation, at a meeting duly convened and held on April 5, 1988, adopted a resolution approving these Articles of Amendment to the charter, there being no stock entitled to vote on the matter outstanding or subscribed for at the time the resolution amending the charter was adopted.

IN WITNESS WHEREOF, Municipal High Income Fund Inc. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested by its Secretary on November 15, 1988.

MUNICIPAL HIGH INCOME
FUND INC.

Attest:

Stephen E. Cavan
Secretary

By: Heath B. McLendon
President

THE UNDERSIGNED, President of Municipal High Income Fund Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles of Amendment to be the corporate act of the Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under penalties of perjury.

Heath B. McLendon
President